Exhibit 99.2

Rogers Corporation

Unaudited Condensed Pro Forma Combined Financial Information

In January 2015, Bairnco created a new wholly-owned subsidiary; Arlon Holdings, Inc. Bairnco contributed 100% of its membership interests of Arlon, LLC (“Arlon”) to Arlon Holdings, Inc. in accordance with the Stock Purchase Agreement by and among H&H Group, Bairnco and Rogers Corporation. Accordingly, the accompanying consolidated financial statements filed within Exhibit 99.1 of this filing with the SEC and notes thereto reflect the same financial position, results of operations and cash flows as of and for the year ended December 31, 2014 as would be reflected if Arlon Holdings, Inc. had prepared consolidated financial statements for this period.

The following unaudited condensed pro forma combined financial information is based on the historical financial statements of Rogers Corporation (“Rogers” or “our”) and Arlon and presents our pro forma financial position and results of operations resulting from our acquisition of Arlon and the related financing.

The unaudited condensed pro forma combined statement of income for the year ended December 31, 2014 gives effect to the acquisition of Arlon as if it had occurred on January 1, 2014. The unaudited condensed pro forma combined statement of financial position as of December 31, 2014 gives effect to the acquisition of Arlon as if it occurred on December 31, 2014.

The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the acquisition using the purchase method of accounting.

The unaudited condensed pro forma combined financial information was prepared using the assumptions described in the related notes. The historical financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results. The unaudited condensed pro forma combined financial statements do not include the realization of cost savings from operational efficiencies, revenue synergies or changes in operating strategies that may result from the acquisition. Therefore, the information presented in the accompanying unaudited condensed pro forma combined financial statements may differ materially from future results realized.

Amounts preliminarily allocated to assets acquired, including intangible assets and goodwill, and liabilities assumed may change significantly. We continue to assess the estimated fair values of the assets acquired and liabilities assumed and such fair values are subject to revision as we receive finalized appraisals and complete other analyses. Accordingly, the purchase price allocation is preliminary and subject to revision.

A final determination of the fair value of Arlon’s tangible and intangible assets acquired and liabilities assumed will be based on valuations of the actual net tangible and intangible assets of Arlon that existed as of the date of the acquisition, and such valuations could change significantly upon the completion of further analyses and asset valuations from those used in the unaudited condensed pro forma combined financial statements presented below.

The unaudited condensed pro forma combined financial statements are provided for informational purposes. They may not necessarily represent what Rogers’ consolidated results would have been had the transaction actually occurred as of the dates indicated, nor are they necessarily representative of Rogers’ future consolidated results of operations or financial position.

The unaudited condensed pro forma combined financial statements should be read in conjunction with our (i) Annual Report on Form 10-K for the year ended December 31, 2014; and (ii) the historical audited financial statements of Arlon as of December 31, 2014 and for the period from January 1, 2014 to December 31, 2014 filed as Exhibit 99.2 to our current report on Form 8-K/A filed with the SEC on April 7, 2015.

Rogers Corporation

Unaudited Condensed Pro Forma Combined Statement of Financial Position

As of December 31, 2014

(Dollars in thousands, except share amounts)	Rogers Corporation	Arlon	Pro Forma Adjustments		Proforma Combined
Assets
Current assets
Cash and cash equivalents	$237,375	$4,920	$125,000	(A)	$210,179
			(155,567) (1,549)	(B) (G)
Accounts receivable	94,876	16,044	—		110,920
Accounts receivable from joint ventures	1,760	—	—		1,760
Accounts receivable, other	1,823	—	—		1,823
Taxes receivable	606	—	—		606
Inventories	68,628	8,294	1,924	(C)	78,846
Prepaid income taxes	4,586	—	—		4,586
Deferred income taxes	8,527	1,163	(714)	(J)	8,976
Asbestos-related insurance receivables	6,827	—	—		6,827
Other current assets	7,046	797	—		7,843
Total current assets	432,054	31,218	(30,906)		432,366

Property, plant and equipment, net of accumulated depreciation	150,420	24,754	8,474	(D)	183,648
Investment in unconsolidated joint ventures	17,214	—	—		17,214
Deferred income taxes	44,853	—	—		44,853
Pension assets	403	—	—		403
Goodwill	98,227	9,298	46,351 20,626	(F) (L)	174,502
Other intangible assets	38,340	10,472	45,198	(E)	94,010
Asbestos-related insurance receivables	46,186	—	—		46,186
Investments, other	341	—	—		341
Other long-term assets	7,079	—	—		7,079
Total Assets	$835,117	$75,742	$89,743		$1,000,602

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$20,020	$6,230	$—		$26,250
Accrued employee benefits and compensation	33,983	—	—		33,983
Accrued income taxes payable	6,103	—	—		6,103
Due to parent	—	4,896	(4,896)	(I)	—
Current portion of lease agreement	747	—	—		747
Current portion of long term debt	35,000	—	—		35,000
Asbestos-related liabilities	6,827	—	—		6,827
Other current liabilities	17,765	3,986	—		21,751
Total current liabilities	120,445	15,112	(4,896)		130,661

Long term debt	25,000	—	125,000	(A)	150,000
Long term lease obligation	6,042	—	2,030	(M)	8,072
Pension liability	17,652	1,794	—		19,446
Retiree health care and life insurance benefits	8,768	—	—		8,768
Asbestos-related liabilities	49,718	—	—		49,718
Non-current income tax	10,544	—	—		10,544
Deferred income taxes	14,647	8,082	19,912	(J)	42,641
Other long term liabilities	338	1,665	(1,665)	(N)	338

Shareholders’ Equity
Capital stock	18,404	—	—		18,404
Additional paid-in capital	137,225	35,019	(35,019)	(H)	137,225
Retained earnings	491,428	15,403	(16,952)	(H)	489,879
Accumulated other comprehensive loss	(65,094)	(1,333)	1,333	(K)	(65,094)
Total shareholders' equity	581,963	49,089	(50,638)		580,414
Total liabilities and shareholders' equity	$835,117	$75,742	$89,743		$1,000,602

See accompanying Notes to Unaudited Condensed Pro Forma Combined Financial Statements.

Rogers Corporation

Unaudited Condensed Pro Forma Combined Statement of Income

For the Year Ended December 31, 2014

(Dollars in thousands, except per share amounts)

	Rogers Corporation	Arlon	Pro Forma Adjustments		Pro Forma Combined

Net Sales	$610,911	$103,392	$—		$714,303
Cost of Sales	376,972	69,704	1,509 848 1,924	(O) (P) (S)	450,957
Gross margin	233,939	33,688	(4,281)		263,346

Selling and administrative expenses	125,244	16,632	(2,346) 785	(Q) (O)	140,315
Research and development expenses	22,878	—			22,878
Write-off construction in progress	—	17			17
Other operating expense/(income)	—	(18)			(18)
Restructuring and impairment charges	5,390	—	—		5,390
Operating income (loss)	80,427	17,057	(2,720)		94,764

Equity income in unconsolidated joint ventures	4,123	—	—		4,123
Other income (expense), net	(1,194)	—	—		(1,194)
Realized investment loss:
Increase (decrease) in fair value of investments	—	—	—		—
Less: Portion of gains in accumulated other comprehensive loss	—	—	—		—
Net impairment loss	—	—	—		—

Interest income (expense), net	(2,946)	(27)	(2,422)	(R)	(5,395)
Income (loss) from continuing operations before income taxes	80,410	17,030	(5,153)		92,298

Income tax expense (benefit)	27,527	6,691	(2,703)	(T)	31,515

Net income (loss)	$52,883	$10,339	$(2,439)		$60,783

Basic net income per share	$2.91				$3.34
Diluted net income per share	$2.83				$3.25

Shares used in computing:
Basic	18,177,178				18,177,178
Diluted	18,697,778				18,697,778

See accompanying Notes to Unaudited Condensed Pro Forma Combined Financial Statements.

Rogers Corporation

Notes to Unaudited Condensed Pro Forma Combined Financial Statements

(in thousands of US dollars, except share and per share data)

1.	Basis of Presentation

On January 22, 2015, Rogers completed its acquisition of Arlon for approximately $157 million, subject to a final net working capital adjustment.

The Arlon acquisition will be accounted for in accordance with U.S. GAAP using the purchase method of accounting. Under this method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Any excess of the purchase price over the estimated fair value of the net assets acquired (including identifiable intangible assets) is allocated to goodwill.

This allocation of the purchase price is subject to finalization of Rogers´ analysis of the fair value of the assets acquired and liabilities assumed. The final allocation of the purchase price will result in additional adjustments to the recorded amounts of assets and liabilities and will also result in adjustments to depreciation, amortization and in-process research and development. The adjustments arising out of the finalization of the purchase price allocation will not impact cash flows. However, such adjustments could result in material increases or decreases to net income available to common shareholders. Accordingly, the purchase price allocation in the unaudited condensed pro forma combined financial statements is preliminary and will be adjusted upon completion of the final valuation. The finalization of the purchase price allocation is expected to be completed as soon as practicable.

The U.S. GAAP historical Arlon balance sheet and statement of operations included in the unaudited combined pro forma financial statements were derived from Arlon’s financial statements prepared in accordance with U.S. GAAP. Certain amounts in the historical audited Arlon balance sheet were reclassified to be consistent with Rogers’ presentation.

The preliminary allocation of the purchase price as of January 22, 2015 is summarized below:

(in thousands)
Current assets (excluding inventory)	$18,371
Inventory	10,216
Property, plant & equipment	33,228
Amortizable intangible assets:
Customer relationships	40,200
Developed technology	13,920
Trade name Pension liability Deferred tax liability	1,550 (1,794) (27,545)
Current liabilities	(8,636)
Leasehold interests	(2,030)
Goodwill	79,520
Total estimated purchase price	$157,000

The Company expects to amortize customer relationships, developed technology and trade name over their expected useful lives, which range from 5 to 13 years.

Of the total estimated purchase consideration, $79.5 million was measured and recognized as goodwill. Goodwill represents the excess of the purchase consideration of an acquired business over the fair value of the underlying net tangible and intangible assets. In accordance with ASC Topic 350 – Intangibles - Goodwill and Other, goodwill resulting from business combinations is tested for impairment at least annually or more frequently if certain indicators are present. In the event that management determines that the value of goodwill has become impaired, the combined company will record a charge for the amount of impairment during the fiscal quarter in which the determination is made.

2.	Pro Forma Adjustments

Pro forma condensed combined statement of financial position adjustments

The pro forma condensed combined statement of financial position reflects the following adjustments:

(A)	Reflects borrowing of $125.0 million under Rogers’ existing bank credit facilities to fund the acquisition.

(B)	Reflects the use of cash and cash equivalents of $155.6 million, including the financing discussed in (A) above, to fund the $157 million preliminary purchase price as calculated at January 22, 2015, as well as additional transaction costs.

(C)	Reflects the adjustment of the historical Arlon inventories to estimated fair value.

(D)	Reflects the adjustment of the carrying values of Arlon property, plant and equipment to estimated fair value.

(E)	Reflects the adjustment to Arlon historical identifiable intangible assets to estimated fair value.

(F)	Reflects the adjustment to Arlon historical goodwill to estimated fair value.

(G)	Reflects acquisition costs incurred subsequent to December 31, 2014.

(H)	Reflects the elimination of historical equity from Arlon as of December 31, 2014.

(I)	Reflects the forgiveness of Arlon’s intercompany payable transactions with its former owner.

(J)	Reflects deferred taxes related to inventory, fixed asset and intangible asset fair value adjustments.

(K)	Reflects elimination of Arlon accumulated other comprehensive income.

(L)	Reflects offsetting entries to goodwill related to the deferred tax assets in (J) above.

(M)	Reflects fair value adjustment for lease obligation.

(N)	Reflects elimination of Arlon deferred gains from a sale and leaseback transaction, as well as lease amortization adjustments.

Pro forma condensed combined statement of income adjustments

The pro forma condensed combined statement of income reflects the following adjustments:

(O)	Reflects an estimate of amortization expense for the following intangible assets:

•	Developed Technology - $1.5 million presented in cost of sales
•	Customer relationships and Trademark - $0.8 million presented in SG&A

(P)	Reflects an estimate of additional annual depreciation of related to the fair value adjustment to depreciable property, plant and equipment based on the estimated useful lives.

(Q)	Adjustment to remove purchase transaction costs incurred during the year, which were incurred by Rogers Corporation.

(R)	Adjustment reflects an increase in interest expense of $2.4 million for the year ended December 31, 2014 associated with the borrowings against existing credit facilities to fund the acquisition. The interest expense was calculated using an interest rate of 1.9375% which reflects Rogers´ variable interest rate for the year ended December 31, 2014 under the credit facility.

(S)	Adjustment to reflect the incremental cost of goods sold resulting from step-up of inventory to fair value.

(T)	Adjustment to reflect income tax expense applying the effective rate for Rogers Corporation.